Conference Call Script

1st Quarter - Fiscal 2003

Tom Patrick: Thank you and good morning, I'm Tom Patrick, chairman, president and CEO of Peoples Energy. With me today are Tom Nardi, Senior Vice President and Chief Financial Officer, and MaryAnn Wall, our Manager of Investor Relations.

Before we begin, let me remind you that throughout this conference call, we will be making some forward-looking statements such as business plans and expectations for future development and earnings growth. Actual results could differ materially from such expectations because of changing business conditions and other uncertainties, some of which are listed in the company's press release or in its SEC filings.

Today's conference call will address our first quarter results as well as our current outlook for fiscal year 2003. I'll start off with a few general comments, and Tom Nardi will then review financial results by business segment and provide an update on our fiscal 2003 outlook. I'll then have a few wrap-up comments and we'll open the line up for questions.

Earlier this morning we announced first quarter net income of $31.0 million or $0.87 per diluted share, unchanged from the year-ago first quarter despite a $0.24 per share decline in pension credits. Colder weather in our core gas distribution business resulted in a sharp rebound in gas deliveries. In our diversified energy businesses, operating results improved across the board. In fact, operating and equity investment income from these businesses more than doubled compared to the same period a year-ago. Most notably, oil and gas production results benefited from strong natural gas prices as well as our November acquisition of additional gas reserves in Texas from Magnum Hunter. In addition, improved power generation results reflect the contribution to earnings from our Southeast Chicago peaker facility that went into service last July.

I'll have more to say about the remainder of the year in a few minutes. First, however, Tom Nardi will review our financial results in more detail.

Tom Nardi: Thanks Tom. Peoples Energy today reported first quarter net income of $31.0 million, or $0.87 per diluted share, unchanged from last year's first quarter.

  Gas distribution operating income decreased $10.1 million in the first quarter compared to the year-ago period. Weather was almost 500 degree days (or 27%) colder than last year but only about 3% colder than normal. Colder weather had a favorable impact on operating income of approximately $12.0 million compared to the year-ago period.

However, as Tom noted, more than offsetting this benefit was a $14.0 million reduction in pension credits, which we expected. As we have previously disclosed, pension credits are expected to decline by $20.0 to $25.0 million for the full fiscal year versus last year, and, as explained in the press release, about two-thirds of that impact is reflected in the first quarter comparisons. I would like to add that our pension plans remain well funded, and we are not facing imminent cash contributions.

An additional item adversely affecting first quarter gas distribution results was a $7.3 million increase in the provision for uncollectible accounts. Roughly $3.0 million of the increase reflects higher than expected first quarter net write-offs related to older outstanding receivables and a large bankruptcy. In the first quarter we also increased the ongoing provision for uncollectibles at Peoples Gas from 2% of revenues to approximately 2.5% in order to conservatively manage the possible impact on future collections of higher customer bills resulting from this year's colder weather and higher natural gas costs.

The overall quality of receivables continues to improve. Of the $298.0 million in utility receivables as of December 31, 2002, $50.0 million or about 17% are greater than 90 days old. This compares favorably with $109 million or 34% at December 31, 2001.

We believe most if not all of the bad debt situation related to the winter of 2000/2001 is behind us. However, as I have noted in the past, the reserve requirement remains an estimate and could be subject to further adjustment depending on weather, natural gas prices and the success of ongoing credit and collection activities.

  Power generation segment results improved, as first quarter operating and equity investment losses were $1.6 million lower than last year. Income from our Southeast Chicago peaking facility contributed $1.4 million to segment results. As a reminder, SCEP capacity revenues are recognized evenly across the fiscal year, while most of the capacity revenues for the larger Elwood facility are recognized in the June to September period. This results in operating losses for the segment during the first two quarters.
  The Midstream segment continues to deliver solid performance. Operating income totaled $2.6 million for the quarter, slightly higher than last year. Quarterly comparisons were helped by the absence of losses incurred in the year-ago period with the wind-down of enovate, L.L.C., which ceased operations in the second quarter of last year. Our physical Hub operations met expectations for the quarter, although results were down about $1 million from last year.
  Retail energy services operating income increased by $0.7 million for the quarter as that business continues to steadily build its profitability by paying close attention to margins, operating costs and customer credit.
  Operating and equity investment income from our Oil and Gas Production business more than doubled, to $4.9 million, over the same period last year. Operating results benefited from higher commodity prices and higher production volumes. Compared to last year's first quarter, gas production increased 28% to 59.7 MMcf per day primarily due to the Magnum Hunter acquisition and continued success from our ongoing drilling program. Net realized gas prices improved 16% to $3.61 per Mcf, from $3.10 per Mcf a year ago.

As previously reported, the company acquired 5 producing fields from a subsidiary of Magnum Hunter in November 2002. This acquisition added over 11 million cubic feet of gas production per day in November and December or an average of 7.4 million cubic feet per day for the quarter. In addition to adding to our production base, the acquired properties provide the company with a number of low-to-moderate risk drilling and exploitation opportunities in the South Texas region.

During the quarter this segment continued to match its excellent track record on drilling. We achieved an 89% success rate, participating in the drilling of 9 wells, 8 of which were successful. This is on top of the fiscal 2002 success rate of 91%.

As of December 31, 2002 the company had hedges in place covering about 74% of our expected production for the remainder of fiscal 2003 at a weighted average floor price of $3.53 per MMBTU and a weighted average ceiling price of $4.02 per MMBTU. Oil hedges in place at December 31, 2002 represent approximately 63% of expected production for the remainder of fiscal 2003 at an average price of $21.25 per BBL.

In summary, our diversified businesses are off to a great start, delivering over $8 million of operating income, with each business showing improvement over last year.

Turning to several non-operating items;

  Corporate expenses declined $3.6 million for the quarter for a variety of reasons, including reduced outside services and lower compensation costs.
  Interest expense decreased about 20%, or about $3.1 million due to a combination of lower short-term interest rates and lower average debt balances outstanding.

This concludes my discussion of first quarter operating results. I'd also like to give you a brief update on our financing activities. Taking advantage of today's low interest rate environment, we are planning to refinance about $300 million of debt at Peoples Gas and North Shore over the next several months. This will allow us to replace higher cost debt and term up a portion of our existing adjustable rate debt, including commercial paper. The first of those transactions will occur during the next few weeks with the refinancing of $50 million of 6.8% tax exempt debt. When this financing activity is completed, we will have significantly extended the average life of our debt, enhanced our liquidity situation, and reduced interest rate risk all while reducing interest expense from the prior year.

At December 31, total debt as a percent of total debt plus equity was 56%, unchanged from a year ago and reflecting the seasonal peak in working capital requirements at the utilities. Our overall target for the debt ratio remains 50-55%.

I would also like to note that in December we filed an amendment to our standing Peoples Energy shelf registration to provide the ability to issue common stock from time-to-time up to a total of 1.5 million shares, pursuant to a continuous equity offering. This gives us the flexibility to raise a modest amount of additional equity capital over time at market prices.

Let me now comment on the credit status of Aquila as it relates to their power capacity agreement with Elwood Energy L.L.C. As you know, Peoples Energy and Dominion Energy, Inc. are equal investors in Elwood, which owns and operates a 1,400-megawatt peaking facility near the City of Chicago. Power generated by Elwood is sold through long-term contracts, primarily with Exelon and Aquila. Aquila contracts for approximately 45% of the capacity and annual payments from Aquila to Elwood total approximately $37.6 million per year. Aquila continues to make its monthly $3.1 million capacity payments to Elwood on time, as required under the contract. Following its recent credit rating downgrade, Aquila has also posted letters of credit equal to six months of capacity payments for the benefit of Elwood. There has been some speculation in the investment community regarding the potential impact on our earnings of an Aquila default. At this point, we have received no indication from Aquila that they do not plan to continue to meet their contractual obligations with Elwood.

To wrap up, we continue to estimate that fiscal 2003 earnings will be in the range of $2.70 to $2.80 per share. A return to more normal weather and better than expected oil and gas results are expected to be mostly offset by significantly lower pension credits and higher bad debt expense in the gas distribution business. Cash flow remains strong and we expect our debt ratio to be in the targeted 50-55% range.

We continue to estimate capital spending to be in the $200 million range, with about $85 million in our gas distribution business.

This concludes my remarks, and now I'll turn the call over to Tom Patrick.

Tom Patrick: Thanks, Tom. Overall, we are pleased with our business and financial position at this point in the fiscal year. Experiencing weather a bit colder than normal through late January has been a significant improvement over last year. While we have conservatively increased our reserves against the risk of higher uncollectibles due to higher bills this year, we have also acted to mitigate that risk. Our utility gas supply hedging program will reduce customer bills by as much as $80.0 million this year. Our strengthened credit and collection procedures and our aggressive marketing of government assistance programs for low-income customers will also help to manage prospective bad debt risk at the utilities.

On the diversified side, the earlier-than-planned oil and gas acquisition, coupled with higher commodity prices and continued high success in our drilling program, all are providing a substantial boost from our production business. Indeed, all of our diversified energy businesses are performing at or above expectations.

In all our businesses--utility and diversified--our solid performance is a testament to our managed risk approach.

Unfortunately, a major matter for ourselves and most other companies, over which we have limited control, is masking the positive impact of our strong operating performance. This is the problem of higher pension costs--lower credits in our case--resulting from poor market performance for the past few years, compounded by the effect of falling discount rates. However, this negative needs to be kept in perspective. While a drain on book earnings, reduced pension credits do not affect the underlying cash flow from our businesses, which gives us the financial strength to fund our capital spending programs and support a very attractive dividend, all while holding debt at acceptable levels.

At this point we'll open the call up for questions.